Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated September 1, 2010
Registration Statement
No. 333-150341-01
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
4,000,000 Shares of 7.75% Class U Cumulative Preferred Stock
(Liquidation Preference $25.00 per share)
FINAL PRICING TERMS

Issuer:	Apartment Investment and Management Company

Title of Shares:	7.75% Class U Cumulative Preferred Stock

Number of Shares:	4,000,000

Maturity:	Perpetual

Trade Date:	September 1, 2010

Settlement Date:	September 7, 2010 (T+3)

Dividend Rate:	7.75%

Dividend Payment Dates:	January 15, April 15, July 15 and October 15, commencing October 15, 2010 and will be for a full quarter in the amount of $0.484375

Optional Redemption:	Redeemable, at any time, in whole or from time to time in part, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date

Yield (including accrued dividend):	7.7940%

Yield (excluding accrued dividend):	7.9000%

Public Offering Price:	$24.8590

Net Proceeds (before expenses):	$96,346,000

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

Lead Manager:	Raymond James & Associates, Inc.

Listing/Symbol:	NYSE/“AIVPrU”

CUSIP:	03748R820
The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.